(d)(3)(ii)

April 4, 2011

ING Series Fund, Inc.

ING Strategic Allocation Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“IIL”), the Adviser to ING Capital Allocation Fund, formerly, ING Strategic Allocation Conservative Fund, a series of ING Series Fund, Inc., and ING Strategic Allocation Conservative Portfolio, ING Strategic Allocation Growth Portfolio, and ING Strategic Allocation Moderate Portfolio, each a Series of ING Strategic Allocation Portfolios, Inc. (collectively, the “Funds”), agrees that IIL shall, from April 4, 2011 through and including April 4, 2012, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Funds shall be reflected as below:

Name of Fund	Maximum Operating Expense Limit[1] (AS A PERCENTAGE OF AVERAGE NET ASSETS)
	Class A	Class B	Class C	Class I	Class O	Class S
ING Capital Allocation Fund (formerly, ING Strategic Allocation Conservative Fund) Term Expires April 4, 2012	1.15%	1.90%	1.90%	0.90%	1.15%	N/A
ING Strategic Allocation Moderate Portfolio Term Expires April 4, 2012	N/A	N/A	N/A	0.70%	N/A	0.95%
ING Strategic Allocation Growth Portfolio Term Expires April 4, 2012	N/A	N/A	N/A	0.71%	N/A	0.96%
ING Strategic Allocation Conservative Portfolio Term Expires April 4, 2012	N/A	N/A	N/A	0.65%	N/A	0.90%
[1]	These operating expense limits take into account operating expenses incurred at the underlying Fund level.

7337 East Doubletree Ranch Road
Suite 100	Tel: 480.477.3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax: 480.477.2700
www.ingfunds.com

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President ING Series Fund, Inc. ING Strategic Allocation Portfolios, Inc.